Exhibit 8.1



                       [LETTERHEAD OF SHEARMAN & STERLING]

                                January 28, 2000

VersaTel Telecom International N.V.
Paalbergweg 36
1105 BV Amsterdam - Zuidoost
The Netherlands

Ladies and Gentlemen:

          We have acted as special United States tax counsel to VersaTel Telecom International N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement dated January 27, 2000 on Form F-3 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission"), relating to the registration of 4,478,698 ordinary shares of the Company, par value NLG 0.05 per share (the "Shares"), in the form of Shares or American Depositary Shares (the "ADSs") and 333,060 warrants to purchase Shares (the "Warrants"), as set forth in the prospectus dated January 27, 2000 contained in the Registration Statement (the "Prospectus").

          On the basis of the foregoing and upon consideration of applicable current law, we are of the opinion that, subject to the limitations stated therein, the discussion under the caption "Tax Considerations --- U.S. Federal Income Tax Considerations" in the Prospectus accurately describes the material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of Shares, ADSs or Warrants.

          In rendering our opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, and (iii) such other documents and material as we have considered necessary or appropriate for purposes of this opinion (together, the "Documents"). This opinion is premised, among other things, on the initial and continuing accuracy of the facts, representations, covenants and other information set forth in the Documents and assumes that the transactions contemplated by the Documents will be consummated in accordance with the terms thereof.


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          This opinion is based on presently applicable United States federal income tax law and no assurance can be given that future legislative, judicial or administrative developments will not adversely affect the conclusions expressed herein. Moreover, in rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of United States federal income tax law and this opinion may not be relied upon to the extent that there is any new development in such law as it relates to the conclusions expressed herein.

          We have not considered and do not express any opinion other than as expressly set forth above with respect to United States federal income tax. Nor have we addressed the tax consequences, if any, under the laws of any state, locality or foreign jurisdiction.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.


                                                  Very truly yours,

                                                  /s/ Shearman & Sterling

                                                  Shearman & Sterling

DRM/KY